U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


                      AMBASSADOR FOOD SERVICES CORPORATION
                                  (registrant)

                                     0-1744
                               (SEC FILE NUMBER)

                                    022909105
                                 (CUSIP Number)


[X]  Form 10-K and Form 10-KSB [  ]  Form 20-F       [   ] Form 11-K
      [  ] Form 10-Q and Form 10-QSB     [    ] Form N-SAR

      For Period Ended:   May 30, 2002
                        --------------------------------------

[     ]  Transition Report on Form 10-K
[     ]  Transition Report on Form 20-F
[     ]  Transition Report on Form 11-K
[     ]  Transition Report on Form 10-Q
[     ]  Transition Report on Form N-SAR
For the Transition Period Ended:________________________________________________
________________________________________________________________________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

      If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:       Not Applicable
________________________________________________________________________________

Part I - Registrant Information
________________________________________________________________________________

      Full Name of Registrant:            Ambassador Food Services Corporation
                                          ------------------------------------
      Former Name if Applicable:          Not Applicable
                                          ------------------------------------
      Address of Principal
       Executive Officer:                 5-30 54th Avenue
                                          ------------------------------------
                                                (Street and Number)
                                          Long Island City, NY 11101
                                          ------------------------------------
                                          (City, State and Zip Code)

________________________________________________________________________________

Part II - Rules 12b-25(b) and (c)
________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The subject annual report, semi-annual report, transition report on
      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c) The accountant's statement or other exhibit required by Rule
      12b-25(c)has been attached, if applicable.
________________________________________________________________________________

Part III - Narrative
________________________________________________________________________________

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

           The Form 10-KSB cannot be filed within the prescribed period without unreasonable effort or expense because the registrant will not, without unreasonable effort or expense, be able to provide the registrant's auditor with all necessary information in time to permit the registrant's auditor to deliver its report on such financial statements prior to the due date for filing the Form 10-KSB. The
        Form 10-KSB will be filed within 15 days.


________________________________________________________________________________

Part IV - Other Information
________________________________________________________________________________

      (1) Name and telephone number of person to contact in regard to this notification.

           DarylRoecker                   816       420-9235
           ---------------                ------------------------------
           (Name)                         (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                               [ X ]  Yes      [   ]   No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                               [   ]  Yes      [ X ]   No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. See Attachment I.


                     Ambassador Food Services Corporation
                     ------------------------------------
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 27, 2002                     By:  /s/ Robert Laudicina
                                               ---------------------------------
                                                   Robert Laudicina,
                                                   President and CEO